Exhibit 99.1
NEWS RELEASE

MARSH & McLENNAN COMPANIES REPORTS SECOND QUARTER 2015 RESULTS
Underlying Revenue Growth of 3%
GAAP EPS of $.77 and Adjusted EPS of $.80
Six Months GAAP and Adjusted EPS Both Increase 6%
NEW YORK, July 28, 2015 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, today reported financial results for the second quarter ended June 30, 2015.
Dan Glaser, President and CEO, said: "Given the macro headwinds we are facing, I am pleased with our performance in the first half of the year. For the first six months of 2015, adjusted EPS rose 6%. In the second quarter, adjusted EPS of $.80 was a slight increase from the prior year. Underlying revenue was up 3%, reflecting growth of 2% in Risk & Insurance Services and 4% in Consulting. Looking forward, we’re on track to deliver underlying revenue growth, margin expansion and strong growth in earnings per share in the second half of the year."
Consolidated Results
Consolidated revenue in the second quarter of 2015 was $3.2 billion, a decline of 2% compared with the second quarter of 2014, reflecting the continuing impact of the strong US dollar. On an underlying basis, revenue increased 3%. Operating income was $629 million compared with $647 million in the prior year. Net income attributable to the Company was $419 million, or $.77 per share, compared with $431 million, or $.77 per share, in the prior year. Adjusted earnings per share was $.80 compared with $.79 in last year’s second quarter.
For the six months ended June 30, 2015, net income attributable to the Company was $901 million, or $1.66 per share, compared with $874 million, or $1.57 per share, in 2014. Adjusted earnings per share increased 6% to $1.70.

Risk and Insurance Services
Risk & Insurance Services revenue was $1.8 billion in the second quarter of 2015, an increase of 2% on an underlying basis. Operating income was $427 million compared with $448 million in the prior year. Adjusted operating income was $445 million compared with $454 million last year. For the six months of 2015, revenue was $3.6 billion, an increase of 2% on an underlying basis. Operating income rose 2% to $960 million from $941 million in 2014. Adjusted operating income rose 4% to $991 million, compared with $954 million last year.
Marsh's revenue in the second quarter of 2015 was $1.5 billion, an increase of 3% on an underlying basis. The U.S./Canada division had underlying revenue growth of 4%. International operations produced underlying revenue growth of 2%, EMEA grew 3%, Asia Pacific was flat and Latin America grew 5%. Guy Carpenter's second quarter revenue was $275 million, a decrease of 2% on an underlying basis.
Consulting
Consulting revenue of $1.5 billion in the second quarter increased 4% on an underlying basis. Operating income rose 1% to $248 million compared with $247 million in the prior year. Adjusted operating income was $244 million compared with $247 million last year. For the six months of 2015, revenue was $2.9 billion, up 4% on an underlying basis. Operating income rose 5% to $496 million and adjusted operating income increased 4% to $491 million.
Mercer’s revenue was $1 billion in the second quarter, an increase of 4% on an underlying basis. Investments, with revenue of $207 million, grew 8% on an underlying basis; Talent, with revenue of $123 million, increased 4%; Health, with revenue of $391 million, grew 3%; and Retirement, with revenue of $325 million, rose 2%. Oliver Wyman Group’s revenue was $441 million in the second quarter, an increase of 3% on an underlying basis.
Other Items
Marsh & McLennan Companies repurchased 8.2 million shares of stock for $475 million in the second quarter. Through six months, the Company has repurchased 13.5 million shares for $775 million. In May, the Board of Directors renewed the Company's share repurchase program, allowing management to buy back up to $2 billion of shares going forward. The Board also increased the quarterly dividend 11%, to $.31 per share, effective with the third quarter payment on August 14, 2015.

Conference Call
A conference call to discuss second quarter 2015 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 877 795 3647. Callers from outside the United States should dial +1 719 325 4895. The access code for both numbers is 1182028. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and people. Marsh is a leader in insurance broking and risk management; Guy Carpenter is a leader in providing risk and reinsurance intermediary services; Mercer is a leader in talent, health, retirement, and investment consulting; and
Oliver Wyman is a leader in management consulting. With annual revenue of $13 billion and 57,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information and follow us on LinkedIn and Twitter @MMC_Global.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "future," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would." For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; the impact of competition; pension obligations; the impact of foreign currency exchange rates; our effective tax rates; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

•
our ability to maintain adequate safeguards to protect the security of confidential, personal or proprietary information, and the potential for the improper disclosure or use of such information, whether due to human error, improper action by employees, vendors or third parties, or as a result of a cyberattack;

•	the impact of competition on our business, including the impact of our corporate tax rate, which is higher than the tax rate of our international competitors;

•	the impact of fluctuations in foreign currency exchange rates, particularly in light of the recent strengthening of the U.S. dollar against most other currencies worldwide;

•
the impact on our global pension obligations of changes in discount rates and asset returns, as well as projected salary increases, mortality rates, demographics and inflation, and the impact of cash contributions required to be made to our global defined benefit pension plans due to changes in the funded status of those plans;

•	our exposure to potential liabilities arising from errors and omissions claims against us;

•	our exposure to potential civil remedies or criminal penalties if we fail to comply with foreign and U.S. laws that are applicable in the domestic and international jurisdictions in which we operate;

•	the extent to which we are able to retain existing clients and attract new business, and our ability to effectively incentivize and retain key employees;

•	our ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from, the businesses we acquire;

•	our ability to successfully recover should we experience a disaster or other business continuity problem;

•	the impact of changes in interest rates and deterioration of counterparty credit quality on our cash balances and the performance of our investment portfolios;

•	the impact of potential rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

•	changes in applicable tax or accounting requirements; and

•
potential income statement effects from the application of FASB's ASC Topic No. 740 ("Income Taxes") regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$3,225	$3,300	$6,440	$6,564

Expense:
Compensation and Benefits	1,826	1,876	3,556	3,715
Other Operating Expenses	770	777	1,520	1,529
Operating Expenses	2,596	2,653	5,076	5,244
Operating Income	629	647	1,364	1,320
Interest Income	3	5	6	10
Interest Expense	(40)	(42)	(76)	(84)
Investment Income (Loss)	3	(2)	5	11
Income Before Income Taxes	595	608	1,299	1,257
Income Tax Expense	166	168	372	360
Income from Continuing Operations	429	440	927	897
Discontinued Operations, Net of Tax	—	(2)	(3)	(3)
Net Income Before Non-Controlling Interests	429	438	924	894
Less: Net Income Attributable to Non-Controlling Interests	10	7	23	20
Net Income Attributable to the Company	$419	$431	$901	$874
Basic Net Income Per Share
- Continuing Operations	$0.78	$0.79	$1.68	$1.60
- Net Income Attributable to the Company	$0.78	$0.78	$1.68	$1.59
Diluted Net Income Per Share
- Continuing Operations	$0.77	$0.78	$1.66	$1.58
- Net Income Attributable to the Company	$0.77	$0.77	$1.66	$1.57
Average Number of Shares Outstanding
- Basic	535	549	537	548
- Diluted	541	556	543	556
Shares Outstanding at 6/30	531	546	531	546

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended June 30, 2015
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Risk and Insurance Services
Marsh	$1,470	$1,490	(1)%	(6)%	2%	3%
Guy Carpenter	275	295	(6)%	(5)%	—	(2)%
Subtotal	1,745	1,785	(2)%	(6)%	2%	2%
Fiduciary Interest Income	5	6
Total Risk and Insurance Services	1,750	1,791	(2)%	(6)%	2%	2%
Consulting
Mercer	1,046	1,071	(2)%	(7)%	1%	4%
Oliver Wyman Group	441	449	(2)%	(6)%	2%	3%
Total Consulting	1,487	1,520	(2)%	(7)%	1%	4%
Corporate / Eliminations	(12)	(11)
Total Revenue	$3,225	$3,300	(2)%	(7)%	1%	3%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Marsh:
EMEA	$439	$478	(8)%	(11)%	—	3%
Asia Pacific	176	194	(10)%	(9)%	—	—
Latin America	95	102	(7)%	(16)%	4%	5%
Total International	710	774	(8)%	(11)%	1%	2%
U.S. / Canada	760	716	6%	(1)%	3%	4%
Total Marsh	$1,470	$1,490	(1)%	(6)%	2%	3%
Mercer:
Health	$391	$393	(1)%	(4)%	—	3%
Retirement	325	345	(6)%	(8)%	—	2%
Investments	207	210	(2)%	(12)%	3%	8%
Talent	123	123	(1)%	(8)%	3%	4%
Total Mercer	$1,046	$1,071	(2)%	(7)%	1%	4%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Six Months Ended June 30, 2015
(Millions) (Unaudited)

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Risk and Insurance Services
Marsh	$2,900	$2,942	(1)%	(7)%	2%	3%
Guy Carpenter	643	676	(5)%	(4)%	(1)%	—
Subtotal	3,543	3,618	(2)%	(6)%	2%	2%
Fiduciary Interest Income	10	12
Total Risk and Insurance Services	3,553	3,630	(2)%	(6)%	2%	2%
Consulting
Mercer	2,083	2,132	(2)%	(7)%	1%	4%
Oliver Wyman Group	825	820	1%	(6)%	2%	5%
Total Consulting	2,908	2,952	(1)%	(7)%	1%	4%
Corporate / Eliminations	(21)	(18)
Total Revenue	$6,440	$6,564	(2)%	(6)%	1%	3%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Marsh:
EMEA	$1,002	$1,095	(8)%	(11)%	1%	2%
Asia Pacific	324	345	(6)%	(8)%	—	2%
Latin America	176	186	(5)%	(14)%	4%	5%
Total International	1,502	1,626	(8)%	(11)%	1%	2%
U.S. / Canada	1,398	1,316	6%	(1)%	4%	4%
Total Marsh	$2,900	$2,942	(1)%	(7)%	2%	3%
Mercer:
Health	$775	$781	(1)%	(4)%	—	3%
Retirement	656	702	(7)%	(8)%	—	1%
Investments	412	409	1%	(11)%	2%	10%
Talent	240	240	—	(7)%	3%	4%
Total Mercer	$2,083	$2,132	(2)%	(7)%	1%	4%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as:  acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended June 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended June 30, 2015 and 2014. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended June 30, 2015
Operating income (loss)	$427	$248	$(46)	$629
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	2	—	1	3
Adjustments to acquisition related accounts (b)	16	(4)	—	12
Other	—	—	(1)	(1)
Operating income adjustments	18	(4)	—	14
Adjusted operating income (loss)	$445	$244	$(46)	$643
Operating margin	24.4%	16.7%	N/A	19.5%
Adjusted operating margin	25.4%	16.4%	N/A	19.9%
Three Months Ended June 30, 2014
Operating income (loss)	$448	$247	$(48)	$647
Add impact of Noteworthy Items:
Restructuring charges (a)	2	—	2	4
Adjustments to acquisition related accounts (b)	4	—	—	4
Other	—	—	1	1
Operating income adjustments	6	—	3	9
Adjusted operating income (loss)	$454	$247	$(45)	$656
Operating margin	25.0%	16.2%	N/A	19.6%
Adjusted operating margin	25.4%	16.2%	N/A	19.9%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Six Months Ended June 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the six months ended June 30, 2015 and 2014. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Six Months Ended June 30, 2015
Operating income (loss)	$960	$496	$(92)	$1,364
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	2	—	3	5
Adjustments to acquisition related accounts (b)	29	(5)	—	24
Other	—	—	(1)	(1)
Operating income adjustments	31	(5)	2	28
Adjusted operating income (loss)	$991	$491	$(90)	$1,392
Operating margin	27.0%	17.1%	N/A	21.2%
Adjusted operating margin	27.9%	16.9%	N/A	21.6%
Six Months Ended June 30, 2014
Operating income (loss)	$941	$472	$(93)	$1,320
Add impact of Noteworthy Items:
Restructuring charges (a)	2	—	4	6
Adjustments to acquisition related accounts (b)	11	—	—	11
Other	—	—	1	1
Operating income adjustments	13	—	5	18
Adjusted operating income (loss)	$954	$472	$(88)	$1,338
Operating margin	25.9%	16.0%	N/A	20.1%
Adjusted operating margin	26.3%	16.0%	N/A	20.4%

(a) Primarily severance, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Six Months Ended June 30
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding tables; divided by MMC's average number of shares outstanding-diluted for the period.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share -

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$429			$440
Less: Non-controlling interest, net of tax		10			7
Subtotal		$419	$0.77		$433	$0.78
Operating income adjustments	$14			$9
Impact of income taxes	(2)			(3)
		12	0.03		6	0.01
Adjusted income, net of tax		$431	$0.80		$439	$0.79

	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$927			$897
Less: Non-controlling interest, net of tax		23			20
Subtotal		$904	$1.66		$877	$1.58
Operating income adjustments	$28			$18
Impact of income taxes	(7)			(6)
		21	0.04		12	0.02
Adjusted income, net of tax		$925	$1.70		$889	$1.60

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Depreciation and amortization expense	$79	$74	$156	$149
Identified intangible amortization expense	$24	$20	$48	$42
Stock option expense	$5	$3	$13	$10
Capital expenditures	$85	$103	$176	$202

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) June 30, 2015	December 31, 2014
ASSETS

Current assets:
Cash and cash equivalents	$930	$1,958
Net receivables	3,659	3,377
Other current assets	710	720
Total current assets	5,299	6,055

Goodwill and intangible assets	8,155	7,933
Fixed assets, net	807	809
Pension related assets	1,148	967
Deferred tax assets	785	876
Other assets	1,219	1,200
TOTAL ASSETS	$17,413	$17,840

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$111	$11
Accounts payable and accrued liabilities	1,748	1,883
Accrued compensation and employee benefits	974	1,633
Accrued income taxes	209	178
Dividends payable	166	—
Total current liabilities	3,208	3,705

Fiduciary liabilities	4,869	4,552
Less - cash and investments held in a fiduciary capacity	(4,869)	(4,552)
	—	—
Long-term debt	3,825	3,376
Pension, post-retirement and post-employment benefits	2,072	2,244
Liabilities for errors and omissions	357	341
Other liabilities	1,079	1,041

Total equity	6,872	7,133
TOTAL LIABILITIES AND EQUITY	$17,413	$17,840